NEWS RELEASE

Innovative Card Technologies Announces Second Quarter Results

InCard DisplayCard developer posts $1.3 million in quarterly revenue

Second Quarter Highlights

- Achieved first-ever $1M+ revenue quarter
- Monthly burn* rate for the second quarter averaged $84,131, down from $1,144,447 in 2008
- Posted positive gross margins for the quarter, a company first
- Reduced quarterly operating expenses by 60% compared to the same quarter in 2008

Los Angeles, CA – August 17, 2009 – Innovative Card Technologies, Inc. (OTCBB: INVC), developers of the breakthrough InCard DisplayCard™ security device for e-banking, e-commerce, and data access, announced second quarter financial results. The company reported its strongest quarterly revenue performance to date, taking in $1,296,645 in the second quarter of 2009, compared with $800,209 in the second quarter of 2008. The company also achieved a 60% reduction in operating expenses over the comparable period of 2008. The company's order backlog on June 30, 2009 was $3.7 million.

For the six months ended June 30, 2009, InCard reported revenue of $1.83 million, versus $1.01 million revenue in the prior year period. Also, for the comparable year-over-year period, the company reduced its operating expenses by 62%, and reduced the total cash burned by more than $6.5 million.

"We achieved our first million dollar-plus revenue quarter, while at the same time substantially reducing our operating expenses" said Richard Nathan, President and CEO of InCard Technologies. "I thank our InCard team for its commitment to excellence, and for making the sacrifices and efforts necessary to put this company on track to dominate this emerging market." Nathan continued, "We are enhancing our technical base and aggressively pursuing innovations in order to create our next generation of new products and add enhancements and functionality to our existing product line. To that end, we have filed two patents this year; one on technology related to the InCard DisplayCard, and the other to protect our newly developed technologies. We expect to file a third patent before the end of the current quarter."

The InCard DisplayCard is the world's only display-bearing electronic credit card featuring the UL consumer safety mark. The card is used by banks, traders, and online vendors to authenticate customer identity during online transactions. It is also used by various enterprise organizations worldwide to authenticate employee access to electronic information systems.

About Innovative Card Technologies

Innovative Card Technologies, Inc. (OTCBB: INVC) was founded in 1993 to add advanced features to payment cards. The company's InCard DisplayCard enables dual-factor authentication in a convenient credit card form-factor. The cards can be configured to offer RFID physical access or payment capabilities, and feature a screen powered by an embedded integrated circuit, battery, and switch. This screen displays a one-time password to verify the presence of the card during online and data systems login. www.incard.com.

Investor Relations
Jose Castaneda
720-733-0052, ir@incard.com

(*total cash consumed, less investment funds)